Exhibit 10.29.1

Lanier Healthcare, LLC
2300 Parklake Drive NE
Atlanta, Georgia 30345

December 22, 2000

Mr. Dennis Mahoney
310 Waterfield Court
Alpharetta, Georgia 30022

Dear Dennis:

I am pleased to offer you the position of Chief Executive Officer for Lanier Healthcare, LLC (the “Company”). Below are the general terms and conditions of our offer.

BASE SALARY

Your base salary, on an annualized basis, will be $225,000.00 to be paid in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all applicable withholdings. In addition, you will receive a signing bonus from the Company of $25,000 within 30 days of the closing of Platinum Equity’s purchase of Lanier Healthcare. If you voluntarily terminate your employment with the Company or your employment is terminated for Cause within one year of your hire date, you will be required to repay this amount in full.

ADDITIONAL COMPENSATION

You will be eligible to participate in an incentive bonus plan under which you may earn up to $100,000 in bonus. Your incentive bonus will be based upon the achievement of certain performance objectives and criteria to be established within the first 90 days of your employment.

VACATION

You will be entitled to four weeks of paid vacation annually.

BENEFITS

You and your qualified dependents will be eligible for coverage under our health insurance programs, which provide medical, dental and visions benefits. In addition, the Company provides life insurance, accidental death and dismemberment insurance, short term and long term disability benefits and travel accident insurance. After one month of service, you will be able to enroll in the one of the Company’s 401(k) savings plan. Shortly, you will receive by mail an enrollment package and an explanation of these benefits. Your monthly country club membership dues will continue to be paid by the Company to the same extent that they were paid for by Lanier Worldwide.

In addition, at the time the Company creates a phantom stock option plan, you will be eligible to participate in such plan under which the total amount of options granted to you will equal 2.5% of the Company’s outstanding shares on a fully diluted basis.

AT WILL EMPLOYMENT

Your employment with the Company is at will, and either you or the Company may terminate your employment at any time with or without Cause (hereinafter defined) by giving the other two weeks' notice. Notwithstanding the above, the Company may terminate this Agreement immediately if you are involved in any one of the following ("Cause"): (i) any action which constitutes willful dishonesty or deliberate injury to the Company or any of its affiliated companies (the “PEH Group”), or (ii) any criminal conduct, or (iii) a violation of or other failure by you to perform your obligations or responsibilities.

SEVERANCE

In the event that either: (a) the Company terminates your employment without Cause or (b) you terminate your employment for Good Reason (hereinafter defined), the Company shall pay to you an amount equal to twelve months of your then current base salary. As used in this agreement, “Good Reason” shall mean the assignment to you of duties, position or status inconsistent with and of lower rank than those held or performed by you as of the date of this agreement.

Any payment made by the Company pursuant to this section of this agreement shall (a) include the accrued but unused vacation that you have accrued through the your termination date, (b) be subject to and reduced by all necessary and appropriate withholdings and deductions, and (c) be contingent upon your executing a mutually acceptable release of the Company and its affiliates.

RETURN OF MATERIALS

Upon termination of your employment with the Company for any reason, you agree to return immediately to the Company all documents, property, software, materials, information and other records of the PEH Group, and all copies thereof, within your possession, custody or control, including but not limited to any materials containing trade secrets or confidential information of the PEH Group.

TRADE SECRETS/CONFIDENTIALITY

You agree not to disclose any trade secrets or confidential information of the PEH Group to anyone else and to hold this information in confidence and use it solely on a need -to-know basis in the course of performing services for the PEH Group. Except in the performance of services for the PEH Group, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the PEH Group. The obligations of this paragraph shall continue during the term of your employment with the Company and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after termination of employment for any reason. As used in this letter, "trade secrets" mean information of the PEH Group, its licensors, suppliers, customers, or prospective licensors or customers, which include technical or non technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, and a list of actual or potential customers or suppliers, which are held in confidence by the PEH Group and have economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by others. As used herein, "confidential information" means information, other than trade secrets, that is of value to the PEH Group and is treated as confidential. In addition to the foregoing, you agree to comply with the terms of all applicable PEH Group policies and procedures for employees.

NON-SOLICITATION

You agree that for a period of twelve (12) months immediately following termination of your employment with the Company for any reason, (i) you will not on behalf of any direct competitor of the PEH Group call upon, contact or solicit any client or customer of the PEH Group with whom you had contact within six (6) months preceding your last day of employment with the Company; and (ii) you will not call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any person who is or was an employee of the PEH Group within the six (6) months immediately preceding your last day of employment with the Company, in an attempt to have such person work in any other corporation, association, or entity or business engaged in the business of the same kind as offered by the PEH Group.

INTELLECTUAL PROPERTY

You agree that all materials, information, plans, and other works of authorship created or developed by you during the course of your employment by the Company and on behalf of the Company ("Employee Works") will be owned solely and exclusively by the Company and constitute works made for hire. In this regard, you also assign to the Company or its designee all worldwide rights, including all copyrights, patent rights, trade secrets, confidential and proprietary information rights, moral rights, and other property rights in and to the Employee Works. You also agree to perform, during or after your employment, such further acts as are reasonable and as may be necessary or desirable to transfer, perfect or defend the Company or its designee's ownership of the Employee Works as reasonably requested by the Company.

EXISTING AGREEMENT VIOLATION

You warrant to the Company that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any confidentiality or nondisclosure agreement.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws the State of California, without giving effect to its conflict of law principles.

Sincerely,

Philip Norment

AGREED TO AND ACCEPTED:

__________________________
Dennis Mahoney

__________________________
Date

Lanier Healthcare, LLC 6 Concourse Parkway #2250 Atlanta, GA 30328
July 1, 2002
Mr. Dennis Mahoney 1645 Riparian Dr. Naperville, IL 60565
Dear Dennis:
Please refer to December 22, 2000 offer letter (the “Offer Letter”) from Lanier Healthcare, LLC (the “Company”). In connection with the closing of the purchase of the Company by MedQuist, in consideration of the mutual promises set forth herein, we have mutually agreed to amend certain of the terms set forth in your offer letter as set forth in this letter agreement. Effective immediately, the Offer Letter is amended as follows:

1.	Your title in the first paragraph shall be changed to be Sr. Vice President of MedQuist Inc.
2.	The paragraph entitled BASE SALARY is amended by changing the annualized basis salary to $185,000 and by deleting the second and third sentences.
3.	The paragraph entitled ADDITIONAL COMPENSATION is deleted in its entirety and replaced with the following:
You will be eligible to participate in the MedQuist annual short-term bonus plan for senior vice president’s in an amount of up to 30% of your base salary subject to the terms and conditions of that plan. The earnings per share threshold for 2002 shall be $1.36. In addition, you will be entitled to an annual retention bonus of $30,000 payable on June 30, 2003, June 30, 2004 and June 30, 2005. As a condition to payment of the retention bonus, you must have been employed with the Company or MedQuist in a full time capacity in a position of substantially equivalent or greater responsibility for each yearly period in which payment is to be made. However, if you are terminated without cause prior to June 30, 2005, the Company will pay you a pro rated portion of any unpaid retention bonus based upon the number of days worked through the date of termination.

In addition to the above, subject to the approval of the MedQuist Inc. Compensation Committee, you shall be entitled to a grant of an option to purchase 25,000 shares of the common stock, no par value, of MedQuist Inc. at an exercise price equal to the closing price of MedQuist Inc. (as quoted on the Nasdaq Stock Market) shares on the date of this Agreement. The right to exercise such options shall vest 20% per year and shall otherwise be subject to the terms of the MedQuist Inc. 1992 Stock Option Plan for Key Employees and a separate Stock Option Agreement.

4.	The paragraphs entitled VACATION and BENEFITS are deleted in their entirety and replaced with the following:
So long as the Company maintains separate benefit plans from MedQuist, you will continue to be entitled to the same health and welfare benefits as you were on the date hereof subject to such changes to its plans as the Company may make from time to time in its discretion. The Company will not reimburse you for country club dues. As reimbursement for business use of an automobile you will be entitled to a car allowance in the amount of $500 per month. The company will continue to be responsible for your normal reasonable commuting costs including an apartment in Atlanta, which in total costs approximately $1,000 per month.

At such time as benefit plans of the Company are replaced with the MedQuist plans, you will be eligible to participate in all health and welfare, savings, vacation and other benefit plans generally available to other senior vice presidents of MedQuist as in effect from time to time.

5.

The paragraphs entitled “TRADE SECRETS/CONFIDENTIALITY”, “NON-SOLICITATION” AND INTELLECTCUAL PROPERTY” are deleted in their entirety. In consideration of your continued employment with the Company and the stock option grant referenced herein, you have agreed to the terms of the attached Confidentiality and Non-Solicitation Agreement.

6.	The Offer Letter and the terms and conditions thereof, as amended hereby, shall be construed, governed and interpreted in accordance with the laws of the State of New Jersey without giving effect to its conflict of law principles. Except as expressly modified by this letter, the Offer Letter is in all respects, confirmed, ratified and approved.

Very truly yours,

_________________________
David A. Cohen, CEO

AGREED TO AND ACCEPTED:

__________________________
Dennis Mahoney

Date:
__________________